Horizon Bancorporation, Inc. Announces Stock Re-Purchase Program

    BRADENTON, Fla., Oct. 18 /PRNewswire-FirstCall/ -- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB) announced today that its Board of Directors has approved a stock re-purchase program pursuant to which the company may re-purchase up to $500,000 (Five Hundred Thousand Dollars) worth of its outstanding common stock. Under the program, re-purchases may be made from time to time in the open market or in privately negotiated transactions at such prices as management of the Company deems appropriate.
    Mr. Charles S. Conoley, the President and Chief Executive Officer of the Company stated: "We believe that this buy back program is an appropriate use of our capital to enhance shareholder value and liquidity in our stock."

    Horizon Bank, the subsidiary of Horizon Bancorporation, opened in Bradenton in 1999. The Bank provides a full range of commercial banking services to individual, professional and business customers, placing emphasis on customer service, access to decision makers and extensive experience meeting the needs of business and individual customers. The Company maintains its corporate offices and main banking center at 900 53rd Avenue East in Bradenton, Florida. Its second branch was opened in Bradenton at 2102 59th Street West in June 2001 and a third branch opened in Palmetto at 501 8th Avenue West in October 2005. The Bank plans to open a fourth office in Brandon, FL (Hillsborough County) in the first half of 2008. To learn more about the Bank, call (941) 753-2265 or visit www.horizonbankfl.com.

    Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

Charles S. Conoley, President and Chief Executive Officer of
Horizon Bancorporation, Inc., +1-941-753-2265


www.horizonbankfl.com